Exhibit 10.59

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

LICENSE AND SERVICE AGREEMENT

THIS LICENSE AND SERVICE AGREEMENT (“Agreement”) by and between Connected Nation Internet Exchange Points, LLC, a Delaware limited liability Company (“Licensor”), and QumulusAI                  , (“Customer”) is entered into as of this 14 day of January         , 2026 (the “LSA Effective Date”).

Required Customer Information

Customer Notice Information:

Legal Entity Name:

Attn:

Address:

Phone:

Fax:

Email:

Customer Billing Information (if different from Notice Information set forth above):

Billing Entity Name:	QumulusAI
Attn:
Billing Address:	2146 Roswell Rd, Suite 10-851, Marietta, GA 30062
Billing Phone:	877-420-9242
Billing Fax:
Billing Email:

RECITALS

A.	As of the LSA Effective Date, Licensor owns the Building and operates certain Meet Me Room (MMR) and Internet Exchange Point (IXP) facilities located therein.

B.

Customer has requested a license to access and use certain space within Licensor’s Meet Me Room facilities, for the purposes of locating Customer’s telecommunications and information technology equipment, and for related activities.

C.	Licensor is willing to grant such a license to Customer, on the terms and conditions set forth herein and on the Service Order entered into by Customer from time to time.

1.    GENERAL; TERM; PAYMENT

1.1    General. This Agreement shall govern the Service Order entered into by Customer for MMR/IXP Space or Services as of the LSA Effective Date. Capitalized terms used herein shall have the meaning ascribed to them in Section 16 of this Agreement or in the Service Order.

1.2    Grant of License; General. Licensor hereby grants to Customer a license to access and use the Space, on the terms and conditions set forth in this Agreement and Service Orders. Throughout the Term, Licensor shall provide the Services to Customer, subject to and in accordance with the provisions of this Agreement. Customer shall pay all amounts due under this Agreement in connection with the Space and the Services. Subject to the terms of this Agreement, Customer shall have the right to access and use the Space, excluding conduits, risers, ladder racks, and other common areas of the Building and the MMR. Notwithstanding the foregoing sentence, Customer acknowledges that its rights under this Agreement are non-exclusive in that Licensor shall have the right to provide to other customers, licensees and/or third parties space and services within the Building and the MMR for purposes similar or identical to Customer’s business, as designated by Licensor from time to time.

1.3    Term. The “Initial Term” of this Agreement with respect to any Space and any particular Service shall be as indicated on the Service Order in connection herewith signed by Customer and Licensor. At the expiration of the Initial Term, this Agreement will automatically renew for month to month terms (each a “Renewal Term”) upon the same terms and conditions as set forth herein, unless notice of non-renewal is given by either party no less than thirty (30) days before expiration of the Initial Term or applicable Renewal Term; provided, however, that except as otherwise expressly provided in the Service Order, all payments due to Licensor during any Renewal Term shall be at Licensor’s then-current rates for similar Space and/or Services. Any reference to “Term” in this Agreement shall be deemed to include the Term and any Renewal Term.

1.4    Holding Over. If Customer holds over in the Space (i.e., continues to access, use, or occupy the Space after the expiration or earlier termination of the Term), the same shall not constitute a Renewal Term and, in such case, Customer shall pay Licensor monthly Service Fees and License Fees at rates, terms, and conditions to be negotiated between the parties. Nothing contained herein shall be construed as consent by Licensor to any holding over or to any access or use of the Space or Services after the expiration or earlier termination of the Term of this Agreement with respect thereto.

1.5    Removal on Expiration or Termination. On the expiration or earlier termination of this Agreement, Customer shall remove from the Space and Building all Customer Equipment (including all wiring and cabling relating thereto, but excluding all cabinets, cages, home run wiring and cross connects) and shall promptly repair at Customer’s sole cost, all damage resulting from such removal and shall return the Space to Licensor in the same condition as it was when delivered to Customer, ordinary wear and tear excepted. If Customer does not remove the Customer Equipment as required by this Agreement, upon ten (10) days written notice to Customer, Licensor may, without limiting any other rights or remedies, remove and store the same, at Customer’s expense. Licensor shall not be liable for any loss or damage caused to Customer or its Customer Equipment or other property resulting from such removal and storage. Customer shall indemnify Licensor against any claims arising from Licensor’s removal and storage of Customer’s Equipment except to the extent that the claim(s) arises from the gross negligence or willful misconduct of Licensor. Any Customer Equipment not claimed by Customer within one hundred twenty (120) days after the expiration or termination of the Agreement by Customer shall be deemed abandoned, and ownership of such equipment shall transfer to Licensor.

1.6    Billing and Payment. Billing begins on the date the Space is made available to Customer (provided that such date is not earlier than the date requested by Customer in the Service Order) and will not be delayed due to Customer’s lack of readiness to accept, access, or use the Space and Customer accepts the Space. Customer shall pay all MRC’s in advance, on the first day of each month. Payments shall be due within thirty (30) days of receipt of Licensor’s invoice. All amounts shall be made payable to Licensor at the following address:

Connected Nation Internet Exchange Points, LLC 191 W.

Professional Park Court, Suite B
Bowling Green, Kentucky 42101

or such other address as Licensor may from time to time designate by written notice to Customer. All payments shall be made in United States currency by good and sufficient check or by other means acceptable to Licensor. If any amounts due in connection with this Agreement are not paid within five (5) days after the applicable due date, then late fees shall accrue at the rate of [***] of the overdue amount per month, or the highest rate permitted by law (if lower). All payments to Licensor are exclusive of all applicable taxes, surcharges, fees or levies, now or in the future imposed on the transaction or the delivery of Services, all of which Customer shall pay in full as invoiced by Licensor.

1.7    Reserved.

1.8    Taxes. Customer agrees to pay or reimburse Licensor for any applicable Taxes which are or may be levied based upon the transactions contemplated hereby and the services provided hereunder, including but not limited to commercial rents tax (if applicable) and taxes on Customer Equipment. Licensor shall be responsible for payment of taxes levied upon the land and Licensor’s property; provided, however, that in the event Licensor’s tax assessment is increased due to Customer Equipment, Customer shall reimburse Licensor for the resulting increase in taxes paid by Licensor. If Licensor accepts any sales tax exemption or re-sale certificate from Customer, and such certificate is subsequently denied by any taxing authority, Customer shall be obligated to remit to Licensor the sales tax associated with the affected Services. If Customer fails to promptly pay any Taxes properly billed then, as between the Licensor and Customer, Customer will be solely responsible for payment of the Taxes, penalty and interest.

1.9    Billing Disputes. Customer must notify Licensor in writing of any disputed invoice within ninety (90) calendar days from the date of the applicable invoice. Any invoice not disputed within said ninety (90) calendar day period will be deemed correct and Customer will be deemed to have waived its right to dispute the same. Customer shall pay the undisputed portion of any invoice by its original due date. Licensor will review any charges disputed in good faith by Customer and, as appropriate, credit Customer’s account for any charges erroneously billed to Customer. If Licensor fails to invoice fees and charges of any type to Customer within ninety (90) days of the date on which they were first incurred by Customer, or could have been imposed on Customer, such failure shall constitute a waiver of those fees and charges.

2.    INSTALLATION; SERVICES; INTERCONNECTION

2.1    Installation.

(a)    Preparation of Space. Licensor will prepare the Space according to the specifications detailed in the Service Order.

(b)    Customer Equipment. Customer may install Customer Equipment in the Space, provided that the type and nature of the Customer Equipment, and its layout within the Space, shall be subject to Licensor’s reasonable approval. Customer shall, at Customer’s sole cost and expense, comply with Licensor’s rules and regulations related to such installation. Licensor assumes no responsibility for the licensing, operation and/or maintenance of the Customer Equipment or any other property of any Customer Parties. The labor employed by Customer and its contractors and subcontractors for all work shall be performed by labor that is harmonious and compatible with the labor employed by Licensor and the other tenants, licensees and occupants of the Building. Customer shall submit to Licensor a list of all contractors and sub-contractors that Customer proposes to use for work at the Building or in the Space. Licensor shall have the right to review and approve or disapprove any such proposed contractors and sub-contractors before the commencement of any work at the Building or Space.

2.2    MMR Services.

(a)    Power. Licensor shall provide DC power, AC power, and/or a hybrid to the Space as specified in the Service Order. Licensor shall be responsible for repairing and maintaining the electrical system of the MMR and shall provide a generator to back up the power supply. Customer shall have the right to audit maintenance records to ensure that maintenance activities are being completed for the generator including but not limited to; filter changes, fuel for generator, batteries, etc. Licensor makes no representation or warranty with respect to the generator and shall be responsible for repairing and maintaining the generator and for supplying fuel to the generator.

(b)    Air Conditioning. Licensor shall provide air conditioning service to the Space consistent with telecommunications industry standards and shall be responsible for repairing and maintaining the air conditioning equipment. Customer shall have the right to audit maintenance records to ensure that maintenance activities are being completed for the air conditioning equipment. Space shall be kept at a temperature between 40 and 80 degrees Fahrenheit. Relative humidity shall be kept at 50%.

(c)    Fire Suppression. Licensor shall supply a fire suppression system for the Space consistent with telecommunications industry standards and shall be responsible for repairing and maintaining the fire suppression system in compliance with telecommunications industry standards.

(d)    Lighting. Licensor shall provide common overhead lighting for the MMR and shall be responsible for repairing and maintaining the common overhead lighting system.

2.3    Power Utilization.

(a)    AC and DC power is provided and charged on a “breakered amp” basis, which includes the applicable power utility rate and associated costs. If Licensor’s actual cost to provide power to the Space increases, Licensor may increase Customer’s charges for power based on actual costs to provide power. Any such increase in power charges would be in addition to any regularly scheduled price increases outlined in the Service Order. Customer may terminate power to the Space at any time with no liability.

(b)    Customer’s actual power usage may not exceed the Power Limit, as defined in the Service Order. If Customer exceeds the Power Limit restriction for one hour or longer without Licensor’s prior written consent and Customer does not reduce and maintain its power consumption below the Power Limit, then Licensor may either increase the MRC’s payable by Customer for the affected Space (to a rate determined in its reasonable discretion), or assess a non-recurring power utilization overage charge payable by the Customer for each violation, or terminate Customer’s right to access or use the Space. If Customer’s power consumption exceeds the Power Limit and, in Licensor’s reasonable opinion, creates an unsafe or hazardous environment (including threatening the safe, continued operation of any part of the Building), then Licensor may immediately suspend power to the Space until Customer has remedied the cause and has provided Licensor with adequate assurance that such event will not recur. Customer shall remain responsible for all applicable charges associated with the Space during all periods that Licensor has suspended power due to Customer exceeding the Power Limit.

(d)    Any requests for additional power shall be subject to Licensor’s prior written approval, which may be withheld or conditioned in Licensor’s sole discretion shall not be unreasonably denied based on availability of power. Customer shall not be permitted to provide its own uninterruptable power supply (“UPS”), or to convert DC power to AC power, without Licensor’s prior written consent, which may be withheld or conditioned in Licensor’s sole discretion.

2.4    Access and Use.

(a)    During the Term, provided that Customer is current in the payment of all MRC’s and NRC’s due hereunder and has not breached any other material term of this Agreement, Customer shall have access to the MMR twenty-four (24) hours per day, seven (7) days per week. Customer shall provide to the MMR facility manager any keys or other means necessary to access the Space and Customer Equipment during emergencies. Customer shall have no rights to access, use, operate or store Customer Equipment (including, without limitation fiber, cabling and any other items) in any location other than the Space. Licensor shall have access to the Space in the event of emergency, to perform Services, or, upon reasonable three (3) business days prior notice to Customer, to inspect the Space. Customer may access and use the Space and Services only for purposes of maintaining and operating Customer Equipment in compliance with Licensor’s rules and regulations. Customer shall not interfere with the use or operations of the Building, or any other tenants, licensees, or occupants thereof.

(b)    Customer shall provide Licensor with a written list of individuals who are authorized to have access to the Customer’s Space and Services (each, authorized individual, a “Representative”). It is Customer’s responsibility to ensure that Licensor is at all times provided with a current list of Representatives. Licensor shall have the right to limit third party access to only those parties identified as Representatives by Customer. While in the Building, each Representative, entering for or on behalf of Customer will comply at all times with the terms and conditions of this Agreement, including the rules and regulations. Licensor may refuse entry to, or require the immediate departure of, any individual who (i) is disruptive or threatening, (ii) has failed to comply with this Agreement, including the rules and regulations, or (iii) has failed to comply with any of Licensor’s other procedures and requirements. Licensor shall provide controlled access to the MMR and the Space, however, Licensor does not guarantee the security of the Customer Equipment or the Space or Building, and Customer agrees that Licensor will not be liable for any inability, failure or mistake in doing so, unless caused by Licensor’s gross negligence or willful misconduct.

(c)    Without limiting the requirements of 2.4(a) above, Customer shall, at its sole cost and expense, (i) comply at all times with all laws, ordinances, orders, rules and regulations of state, federal, municipal, or other agencies or bodies having jurisdiction relating to its specific use or manner of use of the Space, and (ii) obtain and continuously maintain all approvals, authorizations, permits, certificates and licenses necessary or required for the operation of Customer’s business or the fulfillment of Customer’s obligations under this Agreement, and Licensor shall have no obligation in connection with the same.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, except to the extent expressly set forth in the Service Order, Customer shall not use or access any portion of the Building outside of the Space, or directly or indirectly re-sell or sub-licenses the Space without Licensor’s prior written consent. If Customer is found in breach of the preceding sentence, then Customer shall be in default under this Agreement. In such event, in addition to any other remedies available to Licensor at law or in equity, Customer shall be obligated to pay to Licensor, without offset or deduction, within thirty (30) days after demand [***] of the amount that Licensor determines, in good faith, that it would charge an unaffiliated third-party customer for the item in question for the period of time during which the use or access, as applicable, occurred.

2.4    Interconnection. Upon acceptance of a Customer-executed request for interconnection services, Licensor shall provide such services at the pricing and rates provided in the Service Order. Notwithstanding anything to the contrary set forth herein, Customer shall not have any right to perform interconnections. All interconnections shall be performed by Licensor. Customer shall provide Licensor with a duly executed Letter of Authorization from the party Customer desires to interconnect with authorizing such interconnection. Except to the extent otherwise designated by Licensor in writing, all interconnections by Customer shall be via the MMA then offered by Licensor and no interconnections shall be performed in any other manner or location, unless otherwise designated by Licensor in writing. Interconnections may only be ordered by a licensee with “ordering authority” that is in good standing at the time of the order. Any interconnections not performed by Licensor or not authorized in writing by Licensor may, upon discovery, be immediately, without notice, disconnected by Licensor without incurring any liability therefor.

2.5    Relocation. Licensor shall not arbitrarily or capriciously require Customer to relocate the Customer Equipment; however upon sixty (60) days’ notice (and no more than twice during the Term) or, in the event of an emergency, such notice as may be reasonable under the circumstances, Licensor may require Customer to relocate the Customer Equipment to alternative Space designated by Licensor. Such alternative Space must provide comparable environmental conditions and accessibility as the original Space.

2.6    Removal of Customer Items. If Licensor so elects, upon thirty (30) days’ notice to Customer, Licensor may remove any unused and/or dead cables of Customer (without giving Customer any rights to cabling not expressly set forth in this Agreement), and promptly repair all damage resulting from such removal and invoice Customer for the cost of the same. Customer shall, upon receipt of the invoice, reimburse Licensor for any and all cost associated with the removal of cabling hereunder. The Customer owns its own equipment in its cabinet and its own Fiber Distribution Panel in the MMA. If and when the Customer leaves it can take these items with them. Conduits, innerducts, homerun cables and cross connect cables belong to the Licensor and cannot be removed and/or taken by the Customer.

2.7    Service Level Agreement.

(a)    Licensor provides specific remedies regarding the violation of a Service Level Agreement (“SLA”) as set forth in Section 2.7(b) below and the same are Customer’s sole remedies in the event of Licensor’s failure to provide the services set forth in Section 2.2 of this Agreement. A violation of any Service Level Agreement (“SLA”) is expressly not a breach of a representation or warranty and is not a breach or default under this Agreement.

(b)    If Licensor fails to provide the services set forth in Section 2.2 of this Agreement with an availability of [***] in any given month, Customer shall be entitled to a credit equal to a prorated portion of the MRC’s for the outage in question, provided Customer immediately notifies Licensor of Customer’s inability to access or use the Services and further provided that the Services do not become unusable as a result of the actions or omissions of Customer, its employees, contractors or agents. Customer must submit a claim for an outage credit in writing to Licensor within sixty (60) days after the outage occurs, or any claim for an outage credit shall be deemed waived. In no event shall an outage credit exceed one month’s MRC’s.

3.    INSURANCE

3.1    Customer Minimum Insurance Levels. Customer shall, at its sole cost and expense, procure and maintain the following insurance policies during the term of this Agreement: (a) comprehensive general liability insurance in an amount not less than [***] per occurrence and [***] in the annual aggregate for bodily injury and property damage including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage including both oral and written contracts, and personal injury coverage, covering the insuring provisions of this Agreement and the performance by Customer of the indemnity and exemption of Licensor from liability agreements set forth in this Agreement; (b) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, in an amount equal to the full replacement value new without deduction for depreciation of all Customer Equipment and other property of Customer in the Building and/or Space; (c) Worker’s Compensation, Part I insurance in accordance with the statutory requirements of Kansas and Part II, Employer’s Liability in the amount of [***] for each accident, for disease-each employee and for disease policy limit; (d) Commercial Automobile Liability Insurance with coverage for owned, non-owned, leased and hired vehicles and coverage for property damage and bodily injury, combined single limit [***], and (e) Umbrella Liability Insurance in excess of all liability policies with a limit of [***]. Such insurance shall be with insurers having a rating of not less than A-VIII in Best’s Insurance Guide; shall name Licensor and Licensor’s lenders, lessor, managers and affiliates designated by Licensor, as additional insureds (Licensor and such additional parties shall be referred to herein as the “Additional Insureds”); shall provide by endorsement that the Customer’s insurance is primary and that any insurance carried by Licensor or any other Additional Insured is excess and non-contributing; shall provide that such insurance cannot be canceled or modified upon less than thirty (30) days prior written notice to Licensor and any other Additional Insured. Prior to any installation of Customer Equipment in the Space and prior to any expiration date of the insurance policies, Customer will furnish copies of certificates which evidence that Customer has obtained and maintains the insurance coverage required hereunder. Upon request by Licensor, Customer will provide copies of all required insurance policies. If Customer does not obtain and maintain such insurance or furnish Licensor with renewals, binders or endorsements in a timely manner, Licensor may (but shall not be required to), in addition to all other rights and remedies, procure said insurance on Customer’s behalf and charge Customer the cost thereof, which amount shall be payable by Customer upon demand with interest at the maximum rate permitted by applicable law from the date such sums are expended. Licensor may from time to time increase the amount of insurance coverage that Customer is required to maintain hereunder, in its reasonable discretion. This section also applies to Customer’s contractors or vendors who perform work at the Building or in the Space.

3.2    Waiver of Subrogation. Licensor and Customer hereby waive and shall cause their respective property insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, members, affiliates, beneficiaries, partners, officers, directors, agents, employees and lenders, for any loss or damage that may occur to Licensor or Customer or any party claiming by, through or under Licensor or Customer, as the case may be, with respect to any Customer Equipment or the Space or Building, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Licensor or the negligence of Customer which loss or damage is (or would have been, had the property insurance required by this Agreement been carried) covered by property insurance.

4.    NO LEASE OR EASEMENT. This Agreement including, without limitation, any Service Orders creates a license and services agreement and does not constitute a lease, sublease or easement of or with respect to and does not convey any interest in real property. Customer acknowledges and agrees that it has been granted only a limited, non-exclusive, revocable license to access or use the Space, and to obtain the Services, as applicable, in accordance with this Agreement. Licensor reserves the right to lease and/or license other portions of the Building to other parties for telecommunications purposes, or for any other purposes, including, without limitation, parties that may be direct competitors of Customer, engaging in the same business at the Building as is being engaged in by Customer in the Space or Building.

5.    INDEMNIFICATION, LIMITATION OF LIABILITY AND DAMAGES

5.1    Customer Indemnification. Customer shall and does hereby indemnify, defend, protect and hold harmless the Indemnified Parties, from and against any and all claims, demands, judgments, damages, penalties, fines, costs (including reasonable attorney fees, regardless of whether any action is actually commenced), or liabilities resulting from any claim, investigation, suit, action, or proceeding brought by any party against any Indemnified Party alleging (a) the infringement or misappropriation of any intellectual property right or other unlawful or illegal wrongdoing by Customer or any of the Customer Parties relating to the delivery of, access to, or use of the Space or Services by Customer (it being hereby acknowledged that Licensor shall have no liability or responsibility for the content of any communications transmitted or received by Customer); (b) violation of any applicable laws, rules or regulations including but limited to those that impose standards of liability or standards of conduct with regard to the protection of the environment or worker health and safety (c) personal or physical injury to persons, including wrongful death or property damage caused by any of the Customer Parties; (d) any work done at the Building by or for any of the Customer Parties, (e) any negligent or willful act or omission by any of the Customer Parties, or any breach of this Agreement by Customer; (f) any damages arising out of the Services or the Space or the failure of Services, or the use by any of the Customer Parties of the Space or Building, (g) the destruction or damage to Customer Equipment or any other property of any of the Customer Parties, except as caused by Licensor’s gross negligence or willful misconduct. There shall be no third party beneficiaries to this Agreement. This Section 5.1 shall expressly survive the expiration or earlier termination of this Agreement.

5.2    Licensor Indemnification. Licensor will indemnify, defend, protect and hold harmless Customer, and its officers, directors, principals, and employees (collectively, the “Customer Indemnified Parties”), from and against any and all claims, demands, judgments, damages, penalties, fines, costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees and costs) resulting from any claim, suit, action, or proceeding brought by any third party against any Customer Indemnified Party alleging (i) the infringement or misappropriation of any intellectual property right in connection with the Services as provided by Licensor; and (ii) personal or physical injury to persons, including wrongful death or property damage caused by the gross negligence or willful misconduct of Licensor in connection with this Agreement. Notwithstanding anything herein to the contrary, Licensor shall not be obligated to indemnify, defend, protect and/or hold harmless Customer for any claims arising out of or caused in whole or in part by: (i) a Customer Indemnified Party’s gross negligence, willful misconduct, and/or material default, (ii) for any claims from Customer’s customers. This Section 5.2 shall expressly survive the expiration or earlier termination of this Agreement.

5.3    Limitation of Liability. Neither Customer nor Licensor will be liable to each other for any incidental, indirect, special, consequential, punitive or reliance damages of any nature whatsoever regardless of foreseeability, regardless of the form of action, whether in contract, tort, strict liability or otherwise(including, but not limited to, any claim from any end user for loss of services, lost profits or lost revenues) arising under or in connection with this Agreement, or arising out of any act or omission by either Licensor or Customer, their respective employees, contractors or agents. Neither party will have any liability to the end users of the other for claims arising from the provision of the other party’s service to its end users. Customer acknowledges that other co-locating licensees may have access to the Building. In no event will Licensor be liable to Customer Parties for any damage or injury to Customer Parties property, personnel, Customer Equipment or any interruption to Customer’s Service caused by (i) fire, steam, electricity, gas, oil or rain, or from the breakage, leakage, destruction or other defects of pipes, fire sprinklers, security systems, wires, appliances, plumbing, air conditioning or lighting fixtures, (ii) the condition of the Space or the Building, or (iii) any action or inaction of another co-locating licensee, their respective agents or invitees, or for access by any third party to the Space or Building for another co-locating licensee, except to the extent that any of foregoing arises from the gross negligence or willful misconduct of Licensor. In the event Licensor is found to be liable for the payment of a claim under this Agreement, Licensor’s aggregate liability arising out of or relating to this Agreement, shall be subject to the other terms of this Agreement and shall in no event exceed the total amounts payable by Customer to Licensor for License Fees and Service Fees under this Agreement for the one (1) year period immediately preceding the date of the claim for which Licensor was found to be liable. Customer, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Agreement against any of Licensor’s assets other than Licensor’s interest in the Building and Customer agrees to look solely to such interest for the satisfaction of any liability or claim against Licensor under this Agreement. In the event of any transfer or transfers of such title to the Building, Licensor (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Licensor contained in this Agreement thereafter to be performed.

5.4    Survival. Customer’s liability for the violation of all access and use restrictions described herein shall expressly survive the expiration or earlier termination of this Agreement.

6.    MAINTENANCE AND REPAIR; INTERRUPTION OF SERVICES; CASUALTY AND CONDEMNATION

6.1    Maintenance and Repair. Customer shall, at its sole cost and expense, maintain and repair the Space and Customer Equipment in good condition and repair, consistent with the character of a first-class building, and shall be responsible for all costs and expenses relating to the maintenance and/or repair of the Space and/or Customer Equipment. If Customer or any of the Customer Parties damages any portion of the Building or Space, or any equipment of Licensor or any customer, licensee, invitee, lessor, lender, occupant or designee of Licensor, then Customer shall be responsible for the costs incurred in connection therewith, payable within thirty (30) days after written request.

6.2    Mechanics Liens. Customer shall not cause or allow any liens to be imposed upon the Building, the land of which it is a part, or any of Licensor’s or any third party’s property. If any such liens shall be filed against any such property by reason of or arising out of any labor or materials furnished or alleged to have been furnished to or for Customer or by reason of any changes or additions to Licensor property made at the request or under the direction of Customer, Customer shall, within thirty (30) days after receipt of written notice from Licensor, either pay such lien or cause the same to be bonded off in the manner provided by law. Customer shall also defend on behalf of Licensor, at Customer’s sole cost and expense, any action, suit, or proceeding which may be brought for the enforcement of such liens and Customer shall pay any damage and discharge any judgment entered thereon.

6.3    Interruption of Services. Customer acknowledges that Licensor may temporarily interrupt the Services for the reasons of mandate by law, utility stoppage beyond its control, or inspection and repair required to operate and to maintain the plumbing, mechanical and electrical systems of the Building or the MMR. Licensor shall provide seven (7) business days’ prior written notice to Customer of such scheduled inspections and repairs, except in an emergency, and shall endeavor to perform such inspections and repairs during periods of time selected to minimize impact upon Customer.

6.4    Casualty/Condemnation. Licensor or Customer may terminate this Agreement without liability by written notice to Customer in the event (a) the Building is damaged by fire, windstorm, tornado, flood or other casualty, whether or not the Space or Services are affected, and one or more of the following conditions are present: (i) in Licensor’s reasonable judgment, the repairs cannot be accomplished within 60 days after the date of discovery of the damage, (ii) any lender or lessor of Licensor requires that this Agreement be terminated, (iii) the damage is not fully covered by Licensor’s insurance, or (b) all or any portion of the Building is taken by eminent domain, or Licensor grants a deed or other instrument in lieu of such taking. Licensor shall have no liability to Customer as a result of any casualty or eminent domain. In the event of a casualty and Licensor, and any lender and/or lessor of Licensor elects to not terminate this Agreement, the License Fees and Service Fees shall proportionately abate, based on the amount of square footage which is rendered unusable, for the period from the occurrence of the damage to the date it is repaired.

7.    REPRESENTATIONS & WARRANTIES.

7.1    Warranties by Customer. Customer represents and warrants to Licensor that: (a) Customer owns or has the legal right and authority, and will continue to own or maintain the legal right and authority during the term of this Agreement, to place and use the Customer Equipment as contemplated by this Agreement; (b) Customer is duly organized and validly existing, in good standing in the state of its formation within which the Service Order designates as the Service location, and has the legal power and authority to enter into this Agreement and to perform its obligations hereunder; and (c) the person signing this Agreement on behalf of Customer is duly authorized to do so, and upon its execution by such person, this Agreement is the valid and legally binding obligation of Customer.

7.2    Warranties by Licensor. Licensor represents and warrants to Customer that: (a) Licensor owns or has the legal right and authority to provide the Space and Services as contemplated by this Agreement; (b) Licensor is duly organized and validly existing and has the legal power and authority to enter into this Agreement and to perform its obligations hereunder; and (c) the person signing this Agreement on behalf of Licensor is duly authorized to do so, and upon its execution by such person, this Agreement is the valid and legally binding obligation of Licensor.

7.3    No Other Warranty. EXCEPT FOR ANY EXPRESS WARRANTY SET FORTH IN SECTION 7.2 HEREIN, THE SPACE, SERVICES, AND BUILDING ARE PROVIDED ON AN “AS IS” BASIS, WITH ALL FAULTS, AND CUSTOMER’S USE OF THE FOREGOING IS AT ITS OWN RISK. LICENSOR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

8.    DEFAULT; REMEDIES

8.1    Reserved

9.    FORCE MAJEURE. Except for any obligation for the payment of money hereunder, which is not affected by any Force Majeure Event, neither party shall be liable for any failure of performance nor shall any credit allowance or other remedy be extended, for any failure of performance due to a Force Majeure Event. “Force Majeure Event” is defined as any cause or causes beyond such party’s reasonable control, including without limitation, acts of God, fire, explosion, earthquake, hurricanes, flood, fire or other casualty, vandalism, third-party cable cut, failure of commercial power through no fault of a party to this Agreement, war, revolution, civil commotion or riot, acts of public enemies, terrorism or national emergency, governmental action or inaction (such acts including without limitation any regulatory or administrative decisions making said performance or obligation economically or technically unfeasible), condemnation or the exercise of rights of eminent domain, labor difficulties, shortage or dispute; inability to procure materials or transportation facilities, failure of any third party (including any other carrier or supplier) to provide services, facilities or equipment required for such performance or obligation (or any other act or omission by said third party). Either party’s invocation of this clause shall not relieve Customer of its obligation to pay for any Services actually provided. In the event Licensor is unable to deliver any Service for five (5) consecutive days as a result of any Force Majeure Event, Customer shall not be obligated to pay Licensor for the affected Service for so long as Licensor is unable to deliver the Service.

10.    ASSIGNMENT. This Agreement and the rights accorded Customer under this Agreement (including, without limitation, any Service Orders), are personal to Customer and may not be assigned, sub-licensed, or otherwise transferred by Customer (each a “Transfer”) in any fashion, regardless of whether such an arrangement is characterized as an assignment, a sub-license, a co-location agreement or any other agreement, without the prior written consent of Licensor, which consent may be withheld in Licensor’s sole and absolute discretion. Notwithstanding the foregoing sentence, Customer shall have the right to assign, sell or transfer its interest under this Agreement to any Affiliate of Customer, or to any entity which acquires all or substantially all of the assets of the Customer by reason of a merger, acquisition or other business re-organization, provided Customer provides Licensor with: (i) written notice of such Transfer at least fifteen (15) days prior to the effective date of such Transfer, (ii) evidence satisfactory to Licensor, in its reasonable discretion, that the transferee’s financial condition and credit history is at least as favorable as Customer’s at the time of the proposed Transfer; and (iii) documentation provided by Licensor and executed by the transferee whereby the transferee assumes all of Customer’s liabilities, duties and obligations under this Agreement. Further, any such Transfer is also subject to Customer not being in breach of this Agreement and has fully paid all sums due through the date of the Transfer. Any Transfer satisfying the forgoing shall relieve and release Customer of its obligations, duties or liabilities accruing under this Agreement after the effective date of the Transfer. Whether or not Licensor consents to any proposed Transfer, Customer shall pay Licensor’s reasonable attorney’s fees incurred by Licensor in connection with the proposed Transfer, as a pre-condition to the delivery of Licensor’s consent. Licensor may, in its sole and absolute discretion, assign this Agreement and/or delegate its obligations under this Agreement in whole or in part without obtaining the consent of Customer. In the event of any transfer or termination of Licensor’s interest in the Space or the Building by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Licensor shall be automatically relieved of any and all obligations and liabilities on the part of Licensor arising from and after the date of such transfer or termination. Customer agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the licensor under this Agreement.

11.    NOTICES. All notices, reports, requests or other communications given pursuant to this Agreement shall be made in writing, shall be delivered by hand delivery, overnight courier service, by fax, or electronic mail and shall be addressed as follows:

CUSTOMER:

As outlined in the “Customer Required Information” section on the first page of this Agreement.

LICENSOR:

Connected Nation Internet Exchange Points, LLC

P.O. Box 3448

Bowling Green, KY 42102-3448

with a copy to:

Attn: General Counsel
Phone:
E-mail:

or to such other location as either party shall designate via such notification to the other party. Notices delivered by hand or electronic mail shall be effective when received, as indicated on the receipt. Notices delivered by overnight courier shall be effective when received, as indicated in the delivery receipt of the courier. Notices delivered by fax shall be effective when received, as indicated on the transmission record.

12.    SUBORDINATE AGREEMENT. Customer accepts this Agreement subject and subordinate to any mortgage, deed of trust, or ground lease or master lease of Licensor and to any renewals, modifications, consolidation, refinancing, and extensions thereof. It is understood that the term “master lease” includes any lease by Licensor of space or services in the Building from the owner of the Building, and that Licensor’s interest in the Space and Building may be that of lessee rather than owner. This provision is hereby declared to be self-operative and no further instrument shall be required to effect such subordination of this Agreement; provided, however, Customer shall, within ten (10) days after Licensor’s written request therefor, execute, acknowledge and deliver any documents reasonably requested by Licensor to assure the subordination of this Agreement to any of the same.

13.    CONFIDENTIALITY; PUBLICITY

13.1    Confidentiality. Each party agrees that the terms of this Agreement and all information furnished to it by the other party, including maps, pricing, financial terms, network routes, design information, methodologies, specifications, locations or other information to which it has access under this Agreement, are deemed the confidential and proprietary information or trade secrets (collectively referred to as “Proprietary Information”) of the Disclosing Party and will remain the sole and exclusive property of the Disclosing Party (the Party furnishing the Proprietary Information referred to as the “Disclosing Party” and the other party referred to as the “Receiving Party”). Each party will treat the Proprietary Information and the contents of this Agreement in a confidential manner and, except to the extent necessary in connection with the performance of its obligations under this Agreement, neither party may directly or indirectly disclose the same to anyone other than its employees, officers, directors, managers, attorneys, accountants and as to other agents, on a need to know basis and who agree to be bound by the terms of this Section, without the written consent of the Disclosing Party. Information will not be deemed Proprietary Information if it (i) becomes publicly available other than through the actions of the Receiving Party; (ii) is independently developed by the Receiving Party; or (iii) becomes available to the Receiving Party without restriction from a third party. If the Receiving Party is required by a governmental or judicial law, order, rule, regulation or permit to disclose Proprietary Information, it must give prompt written notice to the Disclosing Party of the requirements of such disclosure and cooperate fully with the Disclosing Party to minimize such disclosure, and disclosure after such notice shall not be a breach hereof.

13.2    Permitted Disclosures. Notwithstanding the other provisions of this Article 13 and without waiver of any obligations hereunder, Licensor may disclose the identity of Customer as a customer of Licensor and Customer may disclose the identity of Licensor as a supplier of Customer.

13.3    Logo and Name Usage. Licensor hereby grants Customer the right to use Licensor’s logo, subject to logo usage guidelines to be provided by Licensor to Customer. Customer hereby grants Licensor the right to use Customer’s logo, subject to logo usage guidelines to be provided by Customer to Licensor. Neither party may use the other party’s logo without consent of the owning party. Each party shall, with prior approval of the other party (which will not be unreasonably withheld, conditioned or delayed), be permitted to identify the other party as its customer or supplier, as the case may be, to use the other party’s name in connection with proposals to prospective customers, and to refer to the other party in print or electronic form for marketing or reference purposes.

13.4    Publicity; Press Releases. The parties may by mutual consent agree to issue a joint press release describing the collaboration of the parties. In addition, each party may, with written consent of the other party: (a) identify the other as a strategic partner; (b) hyperlink from an appropriate area within its web site to the other’s home page; and (c) display the other party’s logo on its web site (in accordance with such party’s guidelines for the use of such mark). The contents of any press releases issued by the parties shall be subject to the approval of each party, which approval shall not be unreasonably withheld, conditioned or delayed.

14.    GOVERNING LAW; ATTORNEYS’ FEES. This Agreement shall be governed by the laws of the State of Delaware without regard to choice of law principles. In any action to enforce this Agreement, including, without limitation, any suit by Licensor for the recovery of Service Fees or License Fees or possession of the Space, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit. The losing party shall reimburse the successful party, within ten (10) days after demand, for all reasonable attorneys’ fees incurred by the successful party in connection with enforcing its rights under this Agreement, regardless of whether any action is commenced.

15.    MISCELLANEOUS PROVISIONS

15.1    Delivery of Certificate. Either party shall, within ten (10) days’ prior written notice from the other party, deliver to the requesting party a signed statement certifying (but not limited to) the following information: (i) that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement, as modified, is in full force and effect); (ii) the dates to which the Service Fees, License Fees and other charges are paid through; and (iii) acknowledging that there are not any uncured defaults on the part of Licensor under this Agreement. A party’s failure to deliver such statement within such 10-day period shall constitute a default under this Agreement.

15.2    Brokers. In connection with this Agreement Customer warrants and represents that it has not had any dealings with any person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and Customer does hereby indemnify, defend and agree to hold the Indemnified Parties harmless from and against any and all losses, liabilities, costs and expenses that Indemnified Parties may incur should such warranty and representation prove incorrect, inaccurate or false. This Section 15.2 shall expressly survive the expiration or earlier termination of this Agreement.

15.3    Parking; Signage. Customer shall have no rights to any parking at the Building, and Licensor shall not be obligated to provide any parking. Customer shall not inscribe an inscription, or post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter, anywhere in or about the Space or Building, except for labels on Customer Equipment and/or the labeling of cables in accordance with industry standard or as required by this Agreement.

15.4    Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

15.5    Severability, Waiver. In the event any provision of this Agreement is held by a court of competent jurisdiction to be contrary to any law or regulation, the remaining provisions of this Agreement will remain in full force and effect. The parties shall not be deemed to waive any of their rights or remedies under this Agreement unless such waiver is in writing and signed by the party to be bound. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default.

15.6    Relationship of Parties. Licensor and Customer are independent of one another and this Agreement will not establish any partnership, joint venture, employment, franchise or agency between Licensor and Customer.

15.7    Headings. Headings used in this Agreement are for reference only and do not affect the interpretation of this Agreement.

15.8    Binding Effect. This Agreement, when fully executed will bind and inure to the benefit of each party and each party’s successors and permitted assigns. Delivery of signatures by facsimile or delivery by electronic mail in PDF or similar scanned format shall have the same force and effect as original ink signatures. Additionally, the delivery of a copy of this Agreement bearing an electronic or digital signature shall have the same force and effect as original ink signatures.

15.9    Entire Agreement; Counterparts. This Agreement including, without limitation, all applicable Service Orders constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the subject matter of this Agreement. This Agreement may be executed in counterparts, each of which, when combined, shall constitute one agreement.

15.10    Survival. Any obligations under this Agreement which by their express terms are to survive, shall survive the expiration or earlier termination of this Agreement. In addition, any other obligations under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, including without limitation confidentiality, limitation of liability, and indemnification, shall survive the termination or expiration of this Agreement.

16.    DEFINITIONS.

16.1    Definitions. For purposes of this Agreement, all capitalized terms shall have the meanings set forth in this Section 16.1 or as otherwise set forth in this Agreement.

“Affiliate” means, as to any party, any entity controlling, controlled by, or under common control with such party, where the term “control” means the legal, beneficial, or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity.

“Building” is defined as that certain real property with all appurtenances and common areas relating thereto.

“Customer Equipment” means the equipment placed by or on behalf of Customer in the Space including, without limitation, cabling and wiring and contents belonging to Customer that are placed in any cabinet, cage, conduit or innerduct that is part of the Space.

“Customer Parties” means the Customer identified in the first paragraph of this Agreement, together with, its customers, members, affiliates, partners, representatives, officers, directors, principals, licensees, invitees, representatives, employees, agents and their respective successors and assigns.

“Indemnified Parties” means the Licensor and its officers, members, partners, directors, or stockholders affiliates, representatives, lenders, principals, managers and employees, together with all of their respective successors and assigns.

“License Fee” is defined as the monthly fee for the license of the Space, as identified in the Service Order.

“Internet Exchange Point” or “IXP” facility is defined as Licensor-controlled space containing multiple cabinets available for access to and use by licensees within the Building.

“Meet Me Area” or “MMA” is defined as that certain space located within the IXP/MMR where all individual cross connects for the associated IXP/MMR will be performed by Licensor.

“MRC” is an acronym for “monthly recurring charge.” MRCs for Space and/or Services are indicated in the Service Order.

“Meet Me Room” or “MMR” has the same meaning as “Internet Exchange Point” or “IXP” facility.

“NRC” is an acronym for “non-recurring charge.” NRCs may be indicated in the Service Order, but NRCs may also become due and payable based upon Customer-generated requests or other Customer actions, as provided in this Agreement.

“Service Order” is defined as any Service Order mutually executed by Licensor and Customer in connection with this Agreement. Any Service Order shall be deemed a part of this Agreement, and all obligations and liabilities of Customer under this Agreement shall fully apply to all matters set forth in any Service Order. In the event of conflict between the terms of this Agreement and the terms of any Service Order, the terms of the Service Order shall control.

“Services” are defined as all services expressly set forth in this Agreement, or in the Service Order, which may include without limitation: (i) co-location services; (ii) AC power; (iii) interconnection services; (iv) DC power; (v) build-out services; (vi) installation services; (vii) wiring services; (viii) and technical support services. Customer shall not be entitled to contract directly with any utility for Services or otherwise in connection with the Building or this Agreement.

“Service Fee” is defined as the fee for Services, as identified in the applicable Service Order.

“Space” is defined as the portion, if any, of the Building made available to Customer, as expressly specified in the Service Order, including, without limitation, any applicable cabinet, cage, conduit or innerduct; provided, however, that any rack units in the MMA (and related cabling) licensed to Customer are provided solely for the purpose of facilitating interconnection services, and shall not be deemed part of the Space.

“Tax” or “Taxes” means any federal, state or local ad valorem, excise, gross receipts, value added, sales, use or other similar tax, tax-like fee or surcharge of whatever nature and however designated imposed, or sought to be imposed, on or with respect to the Space or Services provided, however, that the term “Tax” or “Taxes” will not include any tax on Licensor’s corporate existence, status, or income.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this License and Service Agreement as of the date first above written.

CUSTOMER:

By:	/s/ Mike Maniscalco
Name (printed):	Mike Maniscalco
Title:	CEO
Date:	1/14/2026

LICENSOR:

Connected Nation Internet Exchange Points, LLC
By:	/s/ Thomas W. Ferree
Name (printed):	Thomas W. Ferree CEO
Title:	CEO
Date:	1/14/2026